SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): October 14, 1997


                           ALLIED PRODUCTS CORPORATION
             (Exact name of registrant as specified in its charter)


         DELAWARE                      1-5530              38-0292230
(State or other jurisdiction           (Commission         (I.R.S. Employer
     of incorporation)                 File Number)        Identification No.)



                            10 South Riverside Plaza
                             Chicago, Illinois 60606
                    (Address of principal executive offices)
                                   (Zip Code)



                                 (312) 454-1020
              (Registrant's telephone number, including area code)



                                 Not applicable
          (Former name or former address, if changed since last report)

Item 5.   Other Events.

         On August 26, 1997, Allied Products Corporation ("Registrant") entered into an agreement with a subsidiary of PMC, Inc. of Sun Valley, California, pursuant to which the Registrant would sell for cash the business assets of its Coz division located in Northbridge, MA. The agreement was amended on September 9, 1997. The Coz division provided a complete line of thermoplastic resins and related services to the plastic molding and extrusion industry.

         On October 14, 1997, the sale of the business was completed. The purchaser acquired on this date substantially all of the assets of the Coz division. The purchaser also assumed certain specified liabilities, including accounts payable, of the Coz division. The Registrant received approximately $14,700,000 (primarily equal to contractually agreed upon selling price less the estimated cash balance of the Coz division on October 14, 1997). As part of the Asset Purchase Agreement, the Registrant agreed to enter into a non-competition agreement for a term of five (5) years. The agreement, as amended, provides that the purchase price is subject to adjustment for changes in the book value of the business between August 23, 1997 and October 14, 1997.



                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused the report to be signed on its behalf by the undersigned hereunto duly authorized.



                                  ALLIED PRODUCTS CORPORATION
                                  (Registrant)


                                  By:                 /s/Kenneth B. Light
                                     ------------------------------------
                                     Kenneth B. Light
                                     Executive Vice President, Chief Financial
                                           and Administrative Officer
October 28, 1997